Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference of  my report dated April 12, 2007, with respect to the financial statements of Amalgamated Pictures Corp. included in the Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/ Michael F. Cronin
Michael F. Cronin
Certified Public Accountant
Orlando, Florida

April 15, 2007